UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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Veracyte, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
(650) 243-6300
April 24, 2019
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Veracyte, Inc. that will be held on Tuesday, June 11, 2019, at 10:00 a.m., Pacific Time, at 6000 Shoreline Court, 3rd Floor, South San Francisco, California 94080.
The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.
After reading the Proxy Statement, please vote promptly to ensure that your shares will be represented. Whether or not you plan to attend the meeting, please vote by telephone or the internet, or sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Bonnie H. Anderson Chairman and Chief Executive Officer

Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
___________________________

Notice of Annual Meeting of Stockholders
to be held Tuesday, June 11, 2019
___________________________

To the Stockholders of Veracyte, Inc.:
The Annual Meeting of Stockholders of Veracyte, Inc., a Delaware corporation, will be held at 6000 Shoreline Court, 3rd Floor, South San Francisco, California 94080, on Tuesday, June 11, 2019, at 10:00 a.m., Pacific Time, for the following purposes:

1.	To elect two Class III directors to serve until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;

3.	To approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in this Proxy Statement;

4.	To select, on a non-binding advisory basis, whether future advisory votes on the compensation paid by us to our named executive officers should be held every one, two or three years; and

5.	To transact such other business as may properly come before the Annual Meeting of Stockholders and any postponement or adjournment of the Annual Meeting.
Only stockholders of record as of the close of business on April 12, 2019 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible. Voting now will ensure your representation at the Annual Meeting regardless of whether you attend in person. You may vote on the internet, by telephone or by mailing the enclosed proxy card or voting instruction form. Please review the instructions on page 2 of the Proxy Statement and your proxy card or voting instruction form regarding each of these voting options.

By Order of the Board of Directors

Bonnie H. Anderson Chairman and Chief Executive Officer
South San Francisco, California
April 24, 2019
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2019.
The Proxy Statement and Annual Report are available at https://materials.proxyvote.com.

VERACYTE, INC.
PROXY STATEMENT FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS

Page No.
GENERAL INFORMATION	1
Information about Solicitation and Voting	1
Questions and Answers about the Proxy Materials and the Annual Meeting	1
PROPOSAL 1 ELECTION OF DIRECTORS	5
Directors and Nominees	5
Director Nominations	7
Director Qualifications	8
Director Independence	9
Compensation Committee Interlocks and Insider Participation	9
Board Meetings	9
Board Committees	9
Corporate Governance	10
Certain Relationships and Related Transactions	11
Related Party Transaction Approval	11
2018 Director Compensation	12
EXECUTIVE OFFICERS	13
EXECUTIVE COMPENSATION	14
Approach to Executive Compensation	14
Summary Compensation Table	16
2018 Outstanding Equity Awards at Fiscal Year-End	20
Equity Compensation Plan Information	21
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
Independent Registered Public Accounting Firm Fees and Services	26
Pre-approval Policies and Procedures	26
Required Vote	26
PROPOSAL 3 ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	27
PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	27
ADDITIONAL INFORMATION	28
Section 16(A) Beneficial Ownership Reporting Compliance	28
Stockholder Proposals for the 2020 Annual Meeting	28
"Householding" - Stockholders Sharing the Same Last Name and Address	28
OTHER MATTERS	29

Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
___________________________

Proxy Statement
___________________________

GENERAL INFORMATION

Information about Solicitation and Voting

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Veracyte, Inc., a Delaware corporation (“we,” “us,” “our” or “Veracyte”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at 6000 Shoreline Court, 3rd Floor, South San Francisco, California 94080, on Tuesday, June 11, 2019, at 10:00 a.m., Pacific Time, and any postponement or adjournment thereof (the “Annual Meeting”).
The Notice of Internet Availability of Proxy Materials and this Proxy Statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 24, 2019. Our annual report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”) is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.
Questions and Answers about the Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?
Four proposals will be voted on at the Annual Meeting:
•The election of two Class III directors to serve until the 2022 Annual Meeting or until their successors are duly elected and qualified;
•The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;
•The approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; and
•The selection, on a non-binding advisory basis, of whether future advisory votes on the compensation of our named executive officers should be held every one, two or three years.

What are the Board’s recommendations?
Our board of directors recommends that you vote:
“FOR” election of each of the nominated Class III directors;
“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;

“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement; and
“FOR” the selection of “one year” as the frequency with which we will hold an advisory vote to approve the compensation to be paid to our named executive officers.
Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Who is entitled to vote?
Stockholders of record at the close of business on April 12, 2019 (the “Record Date”) may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.
Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
How do I vote?
You may vote using any of the following methods:

•
By Mail - Stockholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominees for Class III director and “FOR” the ratification of the independent registered public accounting firm for 2019, “FOR” the compensation of our named executive officers and as “ONE YEAR” for the frequency of advisory votes on the compensation of our named executive officers. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees. Voting by mail will close based on mail received the day before the meeting date.

•
By Telephone - Stockholders of record may submit proxies by following the telephone voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

•
By Internet - Stockholders of record may submit proxies by following the internet voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you vote over the internet, you may incur costs such as internet access charges for which you will be responsible. The internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

•
In Person at the Annual Meeting - Shares held in your name as the stockholder of record may be voted at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you are a stockholder of record and submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.
If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, please consult the voting instructions provided with this Proxy Statement or contact your broker, bank or nominee.
How are votes counted?
In the election of directors, you may vote “FOR” all of the Class III nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For Proposal 2, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” Abstentions have the same effect as votes “AGAINST” this proposal.

For Proposal 3, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” Abstentions have the same effect as votes “AGAINST” this proposal.

For Proposal 4, the frequency with which we will hold an advisory vote to approve the compensation to be paid to our named executive officers, you may vote “ONE YEAR,” vote “TWO YEARS,” vote “THREE YEARS,” or “ABSTAIN.” An abstention has no effect on the determination of which voting frequency (“ONE YEAR,” “TWO YEARS” or “THREE YEARS”) receives the highest number of affirmative votes cast.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” each of the Class III nominees to the board of directors, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2019, “FOR” approving, on a non-binding advisory basis, the compensation of our named executive officers, “FOR” selecting “ONE YEAR” as the frequency with which we will hold an advisory vote to approve the compensation to be paid to our named executive officers, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).
What vote is required to approve each item?
For Proposal 1, the election of directors, the two persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected.
Proposal 2 requires the affirmative “FOR” vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote.
Proposal 3 requires the affirmative “FOR” vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions have the same effect as votes “AGAINST” this proposal.

Proposal 4, the say-on-pay frequency receiving the greatest number of votes at the Annual Meeting will be deemed to be the preferred frequency option of our stockholders.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2019, is considered a routine matter. The election of directors, the advisory vote on compensation of our named executive officers and the frequency of such votes are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Is cumulative voting permitted for the election of directors?
Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.
What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 41,638,022 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
How are proxies solicited?
Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

PROPOSAL 1
ELECTION OF DIRECTORS
Directors and Nominees
The number of directors is currently set at nine and will be reduced to eight immediately following the Annual Meeting. Our board of directors is divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors are Bonnie H. Anderson, Robert S. Epstein, M.D., M.S., and Evan Jones and their terms will expire at the annual meeting of stockholders to be held in 2020;

•	Our Class II directors are John L. Bishop, Fred E. Cohen, M.D., D.Phil. and Tina S. Nova, Ph.D. and their terms will expire at the annual meeting of stockholders to be held in 2021; and

•	Our Class III directors are Karin Eastham, Kevin K. Gordon and Jesse I. Treu, Ph.D. and their terms will expire at the Annual Meeting.
Two Class III directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2022 or until their successors are duly elected and qualified, with the other classes of directors continuing to serve for the remainder of their respective terms. The two nominees receiving the highest number of affirmative votes will be elected as Class III directors. The nominating and corporate governance committee of the board of directors has recommended, and the board of directors has designated, Karin Eastham and Kevin K. Gordon as the nominees for Class III directors to serve until the 2022 annual meeting of stockholders. Jesse I. Treu, Ph.D., was not nominated to serve as a Class III director. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by the board of directors, taking into account any recommendations of the nominating and corporate governance committee, to fill the vacancies.
Names of the Class III nominees and the other members of the board of directors and certain biographical information as of March 31, 2019 are set forth below:

Name	Age	Position with Veracyte	Director Since
Bonnie H. Anderson	61	Chairman and Chief Executive Officer	2008
John L. Bishop	74	Lead Independent Director	2014
Fred E. Cohen, M.D., D.Phil.	62	Director	2007
Karin Eastham	69	Director and Director Nominee	2012
Robert S. Epstein, M.D., M.S.	63	Director	2015
Kevin K. Gordon	56	Director and Director Nominee	2016
Evan Jones	62	Director	2008
Tina S. Nova, Ph.D.	65	Director	2015
Jesse I. Treu, Ph.D.	71	Director	2010

Bonnie H. Anderson has served as our co-founder, Chief Executive Officer and as a member of our board of directors since February 2008 and as the Chairman of our board of directors since December 2016. From August 2013 to February 2017, she also served as our President. Prior to joining us, Ms. Anderson was an independent strategic consultant from April 2006 to January 2008, including as a strategic consultant for us from July 2007 to January 2008. Ms. Anderson was a Vice President at Beckman Coulter, Inc., a manufacturer of biomedical testing instrument systems, tests and supplies, from September 2000 to March 2006. Ms. Anderson currently serves as a member of the board of directors of Castle Biosciences, Inc. and as a trustee emeritus of the Keck Graduate Institute of Applied Life Sciences. Ms. Anderson holds a B.S. in Medical Technology from Indiana University of Pennsylvania.
John L. Bishop was the Chief Executive Officer and served as a member of the board of directors of Cepheid Inc., a molecular diagnostics company, from April 2002, and became the chairman of its board of directors in February 2013. Mr. Bishop retired from Cepheid and resigned from the board of directors following the acquisition of Cepheid by Danaher Corporation in November 2016. Mr. Bishop served as President and a member of the board of directors of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, a health care company, from 1993 to 2002, and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems Inc., a biomedical instrument manufacturing company. He served as a member of the board of directors and compensation committee member of Conceptus, Inc. from February 2009 until June 2013 upon its acquisition by Bayer HealthCare LLC and as the chairman of the board of directors of AdvaMedDx, a division of the Advanced Medical Technology Association, a private medical diagnostics industry advocacy group, from December 2013 until April 2017. Mr. Bishop holds a B.S. from the University of Miami.
Fred E. Cohen, M.D., D.Phil. currently serves as a Co-Founder and Senior Managing Partner at Vida Ventures, a life sciences investment group. From 2001 to 2016, Dr. Cohen was a Partner and Managing Director of TPG Capital, a private investment firm, where he led TPG’s venture efforts in biotechnology and life sciences. From 1986 to 2016, Dr. Cohen also served as a member of the faculty of University of California, San Francisco (“UCSF”). At UCSF, Dr. Cohen served as an internist for hospitalized patients, a consulting endocrinologist and as the Chief of the Division of Endocrinology and Metabolism. His research interests include structure based drug design, prion diseases, computational biology and heteropolymer chemistry. Dr. Cohen received his B.S. degree in Molecular Biophysics and Biochemistry from Yale University, his D.Phil. in Molecular Biophysics from Oxford on a Rhodes Scholarship, his M.D. from Stanford and his postdoctoral training and postgraduate medical training in Internal Medicine and Endocrinology at UCSF. He is a Fellow of the American College of Physicians and the American College of Medical Informatics and a member of the American Society for Clinical Investigation and Association of American Physicians. Dr. Cohen was elected to the Institute of Medicine of the National Academy of Sciences in 2004 and the American Academy of Arts and Sciences in 2008. Dr. Cohen has served on the board of directors of Intellia Therapeutics, Inc. since January 2019, Genomic Health, Inc. since April 2002, UroGen Pharma Ltd. since May 2017, and CareDx, Inc. since January 2003, as well as on the boards of several privately held companies. Dr. Cohen previously served on the board of directors of BioCryst Pharmaceuticals, Inc. from July 2013 until January 2019, Quintiles Transnational Holdings, Inc. from May 2007 to November 2015, Five Prime Therapeutics, Inc. from May 2002 until May 2018, and Tandem Diabetes Care, Inc from June 2013 until April 2019.
Karin Eastham serves on the boards of directors of several life sciences companies. From May 2004 to September 2008, Ms. Eastham served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research, a non-profit corporation engaged in biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Chief Financial Officer and Secretary of Diversa Corporation, a biotechnology company. Ms. Eastham previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, a diagnostics company, from 1976 to 1988. Ms. Eastham has served on the board of directors of Nektar Therapeutics since September 2018, Geron Corporation since March 2009 and Illumina, Inc. since August 2004. Ms. Eastham served as a member of the board of directors of MorphoSys AG from May 2012 to May 2017, Amylin Pharmaceuticals, Inc. from September 2005 until its acquisition in August 2012, Genoptix, Inc. from July 2008 until its acquisition in March 2011, Tercica, Inc. from December 2003 until its acquisition in October 2008, and Trius Therapeutics, Inc. from February 2007 until its acquisition in September 2013. Ms. Eastham received a B.S. in Accounting and an M.B.A. from Indiana University and is a Certified Public Accountant.
Robert S. Epstein, M.D., M.S. has served as a strategic consultant to life sciences companies since 2013. From 2010 to 2012, Dr. Epstein served as President of the Medco-UBC Division and as Chief Research and Development Officer of Medco Health Solutions, Inc., a managed healthcare company. Prior to that, Dr. Epstein served as Medco’s Chief Medical Officer from 1997 to 2010. Dr. Epstein has served as a member of the board of directors of Fate Therapeutics, Inc. since March 2014 and Illumina, Inc. since November 2012. Dr. Epstein previously served as a member of the board of directors of Aveo Pharmaceuticals, Inc. from December 2012 to June 2014. Dr. Epstein is the former president of the International Society of Pharmacoeconomics and Outcomes Research, and served on the board of directors of the Drug Information Association and the International Society of Quality of Life. He has also served on the Centers for Disease Control and Prevention Evaluation of Genomic Applications in Practice & Prevention Stakeholder Committee and the Agency for Healthcare Research and Quality Centers for Education and Research on Therapeutics Committee. Dr. Epstein holds a B.S. in Biomedical Science and an M.D. from the University of Michigan, and an M.S. in Preventive Medicine from the University of Maryland.
Kevin K. Gordon served as President and Chief Financial Officer of Liquidia Technologies Inc., a clinical biopharmaceutical company from January 2018 until March 2019. Mr. Gordon served as Executive Vice President and Chief Operating Officer of Quintiles Transnational Holdings Inc., a research, clinical trial and pharmaceutical consulting company, from October 2015 until October 2016 and served as Executive Vice President and Chief Financial Officer from July 2010 until December 2015 (Quintiles Transitional Holdings merged with IMS Health Holdings, Inc., an information and technology services company, in October 2016 to form IQVIA Holdings, Inc., a global biopharmaceutical services provider). Mr. Gordon served as Executive Vice President and Chief Financial Officer of Teleflex Incorporated, a medical device company, from March 2007 until January 2010. Prior to that, Mr. Gordon held various senior corporate development positions at Teleflex Incorporated from 1997 to 2007. From 1

992 to 1997, he held various senior positions, including General Manager, Chief Financial Officer and Secretary at Package Machinery Company, a consumer product packaging equipment company. From 1984 to 1992, he held senior manager and other various finance positions at KPMG LLP, an audit, tax and advisory services company.  Mr. Gordon holds a B.S. in Accounting from the University of Connecticut.

Evan Jones has served as Managing Member of jVen Capital, LLC, a life sciences investment company, since 2007. He also has served as Chief Executive Officer of OpGen, Inc., a genetic analysis company, since 2013 and has served as a director since 2009. He was a co-founder of Digene Corporation, a biotechnology company focused on women’s health and molecular diagnostic testing, serving as chairman of its board of directors from 1995 until its acquisition in 2007 and served as Chief Executive Officer from 1990 to 2006 and as President from 1990 to 1999. Mr. Jones served as a member of the board of directors of Foundation Medicine, Inc. until its merger with Roche Holdings, Inc. in July 2018. Mr. Jones served as a director of Fluidigm Corporation from March 2011 to August 2017 and CAS Medical Systems, Inc. from May 2008 until October 2013. Mr. Jones received a B.A. in Biotechnology from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania.
Tina S. Nova, Ph.D. has served as President and Chief Executive Officer of Decipher Biosciences, Inc., a molecular diagnostics company, since August 2018. Dr. Nova served as President and Chief Executive Officer of Molecular Stethoscope, Inc., a molecular diagnostics company, from September 2015 to July 2018. Dr. Nova served as senior vice president and general manager of Illumina Inc.’s oncology business unit from July 2014 to August 2015. From March 2000 to April 2014, Dr. Nova founded and served as a member of the board of directors, President and Chief Executive Officer of Genoptix, Inc., a medical laboratory, which was acquired in 2011 by Novartis Pharmaceuticals Corporation, a pharmaceutical company. Dr. Nova also held senior positions with Nanogen, Inc., a molecular diagnostics and biomedical research company, Ligand Pharmaceuticals, Inc., a biopharmaceutical company, and Hybritech, Inc., a monoclonal antibody development company. Dr. Nova has served on the board of directors of OpGen, Inc., since April 2017. Dr. Nova has served on the board of directors of Arena Pharmaceuticals, Inc., since September 2004 and as the chairman of its board of directors since June 2016. Dr. Nova is vice chairman of the board of directors of the Rady Pediatric Genomics and Systems Medicine Institute, which is part of Rady Children’s Hospital-San Diego. Dr. Nova received a B.S. degree in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.
Jesse I. Treu, Ph.D. was a founding partner and has been a partner at Domain Associates, a venture capital firm, since its inception in 1985. He became partner emeritus in 2018. Dr. Treu has served as a member of the board of directors of 38 early-stage healthcare companies, of which 23 became public companies. Dr. Treu has served as a member of the board of directors of Aldeyra Therapeutics, Inc., since June 2013 and a number of privately-held life sciences and biopharmaceutical companies. Prior to the formation of Domain Associates, Dr. Treu was vice president of the predecessor organization to The Wilkerson Group, a pharmaceutical and medical products consulting company, and its venture capital arm, CW Ventures LLC. While at CW Ventures, Dr. Treu served as president and CEO of Microsonics Inc., a cardiac image processing company. Prior to that, Dr. Treu held executive positions at Technicon Instruments, a diagnostic equipment design and manufacturing company which is now part of Siemens Medical Solutions Diagnostics, and General Electric Company, an infrastructure and financial services company. Dr. Treu holds a B.S. in Physics from Rensselaer Polytechnic Institute and an M.A. and a Ph.D. in Physics from Princeton University.
The Board of Directors Recommends a Vote “FOR” Election as Director for Each of the Class III Nominees Set Forth Above.
Director Nominations
The board of directors generally nominates directors whose term is scheduled to expire at the next annual meeting of stockholders and appoints new directors to fill vacancies when they arise. The board of directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board for nomination or election.

The nominating and corporate governance committee evaluates and selects candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The nominating and corporate governance committee believes that nominees for director should have experience, such as experience in management, accounting, finance, or marketing, or industry and technology knowledge, that may be useful to our company and the board of directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee also believes that service as a director of other public companies provides experience and perspective that may be useful to our company and the board of directors. Although our company has no formal diversity policy for board members, the board and the nominating and corporate governance committee consider diversity of backgrounds and experiences and other forms of diversity when selecting nominees.
The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of the board of directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission (the “SEC”) rules, and that a majority of the members of the board meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The nominating and corporate governance committee believes it appropriate for certain key members of our management - currently, our chief executive officer - to participate as members of the board of directors.
Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the board of directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to re-nominate the director, or if a vacancy is created on the board as a result of a resignation, an increase in the size of the board or other event, then the nominating and corporate governance committee will consider various candidates for board membership, including those suggested by the committee members, by other board members, by any search firm engaged by the nominating and corporate governance committee and by stockholders. Each of the nominees is a member of the board of directors standing for re-election as a director.
A stockholder who wishes to suggest a prospective nominee for the board of directors should notify our Secretary or any member of the nominating and corporate governance committee in writing with any supporting material the stockholder considers appropriate. In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not earlier than February 11, 2020 and not later than March 12, 2020. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You may obtain a copy of the full text of this provision of the Bylaws by writing to our Secretary at the above address.
Director Qualifications
Set forth below is a summary of the specific experience, qualifications, attributes or skills of the members of our board of directors that, in addition to the experience of those individuals described in their biographies above, led our nominating and corporate governance committee and board of directors to conclude that the director should serve as a member of the board of directors.
Our board of directors has concluded that Ms. Anderson should serve on our board of directors due to her extensive industry experience, strategic perspective of our development, historic knowledge of our company and key leadership position as our Chief Executive Officer and our former President.
Our board of directors has concluded that Mr. Bishop should serve on our board of directors due his significant experience as the chief executive officer of a publicly traded molecular diagnostics company, his experience in senior management positions in life sciences companies, his experience as a director of publicly traded life sciences companies and his extensive experience in the clinical diagnostics, life science and biotechnology industries.

Our board of directors has concluded that Dr. Cohen should serve on our board of directors due to his significant leadership experience in the medical and finance fields through his background as an M.D. and a venture capitalist, his extensive technical expertise relevant to our business, and his experience as an investor in and on the boards of numerous life sciences and healthcare companies.
Our board of directors has concluded that Ms. Eastham should serve on our board of directors due to her experience as a director of numerous life sciences companies, as well as her extensive senior management experience in the biopharmaceutical industry, particularly in key corporate finance and accounting positions.
Our board of directors has concluded that Dr. Epstein should serve on our board of directors due to his extensive experience in senior and strategic roles in healthcare companies, his expertise in reimbursement and FDA regulation, and his experience as a director of publicly traded companies in the life sciences industry.
Our board of directors has concluded that Mr. Gordon should serve on our board of directors due to his significant experience in senior management positions in publicly traded life sciences companies, as well as his extensive senior management experience in the biopharmaceutical industry, including key corporate finance and accounting positions.
Our board of directors has concluded that Mr. Jones’s knowledge of the life sciences industry and his experience as a chief executive officer and as a board member of other publicly traded and privately held life sciences companies qualifies him to serve on our board of directors.
Our board of directors has concluded that Dr. Nova’s knowledge of the life sciences industry and her experience as a chief executive officer and as a board member of other publicly traded and privately held life sciences companies qualifies her to serve on our board of directors.
Our board of directors has concluded that Dr. Treu should serve on our board of directors due to his extensive management experience in the healthcare industry, and his experience as an investor in and director of numerous publicly traded and private life sciences and healthcare companies. Dr. Treu has not been nominated for re-election at the Annual Meeting.
Director Independence
The board of directors has determined that, except for Ms. Anderson, each individual who currently serves as a member of our board of directors is, and each individual who served as a member of our board of directors in 2018 was, an “independent director” within the meaning of Rule 5605 of The Nasdaq Stock Market. Ms. Anderson is not considered independent as she serves as our Chief Executive Officer. For Mr. Bishop, Dr. Cohen, Ms. Eastham, Dr. Epstein, Mr. Gordon, Mr. Jones, Dr. Nova and Dr. Treu, the board of directors considered their relationship and transactions with the Company and security holders of the Company.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during 2018 included Karin Eastham, Fred E. Cohen and Evan Jones. No member of our compensation committee in 2018 was at any time during 2018 or at any other time an officer or employee of ours, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2018.
Board Meetings
The board of directors held nine meetings during 2018. Each director attended at least 75% of the aggregate number of meetings held by the board of directors and of the committees on which such director served. The independent directors meet in executive sessions at regularly scheduled meetings of the board of directors without the participation of the Chief Executive Officer or other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting.
Board Committees
Below is a description of each committee of the board of directors. The board of directors has determined that each director who serves on the audit, compensation and nominating and corporate governance committees is “independent,” as that term is defined for such committee by applicable listing standards of The Nasdaq Stock Market and rules of the SEC, and has adopted written charters for each of these committees. The charters of the audit, compensation, nominating and corporate governance, and regulatory and compliance committees are available on the investor section of our website (www.veracyte.com) under the corporate governance tab.
Audit Committee and Financial Expert
The current members of the audit committee are Kevin K. Gordon, its Chair, John L. Bishop and Karin Eastham. The audit committee held six meetings during 2018. Our audit committee oversees our corporate accounting and financial reporting process and assists our board of directors in oversight of the integrity of our financial statements, our compliance with certain legal and regulatory requirements, our independent auditor’s qualifications, independence and performance, and our internal accounting and financial controls. Our audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditor. The board of directors has determined that Mr. Gordon, Mr. Bishop and Ms. Eastham each are qualified as an “audit committee financial expert” under the definition outlined by the SEC.
Compensation Committee
The current members of the compensation committee are Karin Eastham, its Chair, Fred E. Cohen and Evan Jones. The compensation committee held ten meetings during 2018. Our compensation committee oversees our compensation policies, plans and benefits programs and determines and approves or makes recommendations to our board of directors regarding the compensation of our executive officers. In addition, our compensation committee reviews and approves or makes recommendations to our board of directors with respect to our major compensation plans, policies and programs and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee also reviews and recommends directors’ compensation to the full board of directors. The compensation committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties.
Nominating and Corporate Governance Committee
The current members of the nominating and corporate governance committee are Robert S. Epstein, its Chair, Fred E. Cohen and Jesse I. Treu. The nominating and corporate governance committee held five meetings in 2018. Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, our nominating and corporate governance committee is responsible for reviewing and making recommendations to our board of directors on matters concerning corporate governance and conflicts of interest. Dr. Treu is not being nominated for re-election at the Annual Meeting.
Regulatory and Compliance Committee
The current members of the regulatory and compliance committee are Tina S. Nova, its Chair, Robert S. Epstein and Evan Jones. The regulatory and compliance committee held four meetings in 2018. Our regulatory and compliance committee assists our board in meeting its responsibilities with regard to oversight of our compliance with healthcare legal and regulatory requirements applicable to our business.
Corporate Governance
Board Leadership Structure and Role in Risk Oversight
We have a lead independent director of the board of directors separate from our chief executive officer. Ms. Anderson is our chairman and chief executive officer and Mr. Bishop is the lead independent director of the board of directors. The board of directors believes that this leadership structure reflects the role and responsibilities of the chief executive officer in our business and operations with significant involvement and authority vested in a separate lead independent director of the board. The board of directors retains the authority to modify this structure as it deems appropriate.
Our board of directors is responsible for overseeing the overall risk management process at Veracyte. The responsibility for managing risk rests with executive management while the committees of the board of directors and the board of directors as a whole participate in the oversight process. The risk oversight process of the board of directors builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, strategic biopharmaceutical partnerships, executive development and evaluation, regulatory and legal compliance including those laws and regulations relating to product and service promotional activities, Medicare reimbursement and provision of laboratory services, cybersecurity, privacy and financial reporting and internal controls. The board of directors considers strategic risks and opportunities and regularly receives reports from executive management regarding specific aspects of risk management.

Communications with the Board of Directors
If you wish to communicate with the board of directors, you may send your communication in writing to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You must include your name and address in the written communication and indicate whether you are our stockholder. The Secretary will review any communications received from a stockholder and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board based on the subject matter.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our officers and employees, including our Chairman and Chief Executive Officer, our Chief Financial Officer and other employees who perform financial or accounting functions. The Code of Business Conduct and Ethics sets forth the basic principles that guide the business conduct of our employees. We have also adopted a Senior Financial Officers’ Code of Ethics that specifically applies to our Chairman and Chief Executive Officer, our Chief Financial Officer and key management employees. Stockholders may request a free copy of our Code of Business Conduct and Ethics and our Senior Financial Officers’ Code of Ethics by contacting Veracyte, Inc., Attention: Chief Financial Officer, 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.
To date, there have been no waivers under our Code of Business Conduct and Ethics or Senior Financial Officers’ Code of Ethics. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics or Senior Financial Officers’ Code of Ethics or waivers of such Codes granted to executive officers and directors on our website at http://www.veracyte.com within four business days following the date of such amendment or waiver.
Certain Relationships and Related Transactions
In addition to the compensation arrangements of our directors and named executive officers discussed elsewhere in this Proxy Statement, the following is a description of transactions since January 1, 2018, to which we have been or will be a party, and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Related Party Transaction Approval
We have a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the disinterested and independent members of our board of directors for review, consideration and approval. In approving or rejecting any such proposal, the disinterested and independent members of our board of directors will consider all relevant facts and circumstances reasonably available to them.

2018 Director Compensation
For 2018, our compensation committee engaged Radford, a part of Aon plc, (“Radford”), to provide an analysis of non-employee director compensation, including equity compensation, and an evaluation of the type of equity instruments being awarded. The following table sets forth cash amounts and the value of equity compensation awarded to, earned by, or paid to our non-employee directors for their service in 2018:

Name	Stock options	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
John L. Bishop	10,000	75,000	37,330	112,330
Fred E. Cohen	10,000	51,000	37,330	88,330
Karin Eastham	10,000	62,000	37,330	99,330
Robert S. Epstein	10,000	55,000	37,330	92,330
Kevin K. Gordon	10,000	60,000	37,330	97,330
Evan Jones	10,000	51,000	37,330	88,330
Tina S. Nova	10,000	50,000	37,330	87,330
Jesse I. Treu	10,000	45,000	37,330	82,330

(1)
Amounts represent the aggregate fair value of the option awards computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. There can be no assurance that option awards will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with ASC 718.

(2)	The following sets forth the number of shares of common stock subject to outstanding options held by non-employee directors at December 31, 2018:

Name	Number of Shares
John L. Bishop	65,000
Fred E. Cohen	50,000
Karin Eastham	90,000
Robert S. Epstein	65,000
Kevin K. Gordon	55,000
Evan Jones	60,000
Tina S. Nova	65,000
Jesse I. Treu	50,000

Directors who are employees do not receive any fees for their service on the board of directors or any committee. Our non-employee directors receive an annual cash retainer of $40,000 for their service on our board of directors. Members of our audit committee, compensation committee, nominating and corporate governance committee and regulatory and compliance committee, other than the chair of each such committee, receive an additional annual cash retainer of $10,000, $6,000, $5,000 and $5,000, respectively. The chair of our audit committee, compensation committee, nominating and corporate governance committee and regulatory and compliance committee, each receive an additional annual cash retainer of $20,000, $12,000, $10,000 and $10,000, respectively. Additionally, the individual acting as lead independent director of the board of directors receives an additional annual cash retainer of $25,000. All annual cash retainers are payable quarterly in arrears and are pro-rated for partial service in any year. We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board of directors and committee meetings in accordance with our travel policy.

Any non-employee director who first joins our board of directors is automatically granted an initial stock option to purchase 35,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. The option will vest and become exercisable as to one-third of those shares on each of the first, second and third annual anniversaries of the date of grant. On the first business day after each annual meeting of stockholders, each non-employee director who continues to serve on our board of directors and who has served as a director for at least six months will be automatically granted an option to purchase 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant. Each of these options will vest in full on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting of stockholders. The vesting of the options described above will accelerate in full upon a “change in control” as defined in our 2013 Stock Incentive Plan.
EXECUTIVE OFFICERS
The names of our executive officers, their ages and certain biographical information as of March 31, 2019 are set forth below:

Name	Age	Position with Veracyte
Bonnie H. Anderson	61	Chairman and Chief Executive Officer
Keith Kennedy	49	Chief Financial Officer
Christopher M. Hall	50	President and Chief Operating Officer
Giulia C. Kennedy	59	Chief Scientific and Medical Officer

For information regarding Ms. Anderson, please refer to “Proposal 1- Election of Directors.”
Keith Kennedy, has served as our Chief Financial Officer since December 2016 and Secretary since November 2017.  Prior to joining us, Mr. Kennedy provided strategic counsel and consulting services from his consulting practice from September 2015 to November 2016, including advisory services to Pennant Park Investment Advisors.  Mr. Kennedy served as President, Chief Executive Officer and Director of MCG Capital Corporation, a publicly traded business development company, from April 2014 until its merger with Pennant Park Floating Rate Capital Ltd in August 2015.  Mr. Kennedy joined MCG Capital Corporation in February 2012 as an Executive Vice President and Managing Director, served as its Chief Financial Officer and Treasurer from May 2012 to March 2014, and its President from March to April 2014.  Prior to MCG, Mr. Kennedy served as a Managing Director at GE Capital, a Manager of Transaction Services at Ernst & Young LLP and as an Officer in the U.S. Air Force.  Mr. Kennedy holds a B.S. in Accounting with high distinction from Indiana University and holds an M.B.A. from the College of William & Mary.  Mr. Kennedy is a Chartered Financial Analyst and Certified Public Accountant.

Christopher M. Hall has served as our Chief Operating Officer since September 2014 and in February 2017, he was appointed as our President. Mr. Hall served as our Chief Commercial Officer from March 2010 to September 2014. Prior to joining us, Mr. Hall served as Chief Business Officer of Celera Corporation, a diagnostics company focusing on personalized disease management, from October 2008 to February 2010. From August 2002 to February 2010, Mr. Hall served in various executive and senior positions at Berkeley HeartLab, Inc., a cardiovascular disease management company that was acquired by Celera in October 2007, including Chief Clinical Operations Officer and Vice President of Marketing. Mr. Hall holds a B.A. in Economics and Political Science from DePauw University and an M.B.A. from Harvard Business School. On February 25, 2019, Mr. Hall informed us of his intention to retire from his positions as President and Chief Operating Officer on July 1, 2019.

Giulia C. Kennedy, Ph.D., has served as our Chief Scientific Officer since September 2008 and became our Chief Medical Officer in January 2018. Dr. Kennedy served as our Senior Vice President of Research and Development from April 2008 to September 2008. Prior to joining us, Dr. Kennedy was a Senior Director at Affymetrix, Inc., a microarray technology company, where she served from January 2000 to March 2008. Prior to joining Affymetrix, Dr. Kennedy served in scientific roles at Chiron Corporation and Millennium Pharmaceuticals, Inc., both of which are biotechnology companies. Dr. Kennedy holds a B.S. in Applied Science from Youngstown State University and a Ph.D. in Biochemistry from Case Western Reserve University School of Medicine and completed postdoctoral training in the Biochemistry Department and Hormone Research Institute at the University of California, San Francisco.

EXECUTIVE COMPENSATION

Executive Summary

We are pleased with our strong performance in 2018 - a year in which we delivered robust revenue and genomic test volume growth, continued to deepen and grow our scientific innovation and demonstrated significant financial and operational progress. Additionally, and perhaps more importantly, we expanded the company’s strategy beyond our founding mission of improving the accuracy of diagnosis - to also advance early detection and inform treatment decisions. The foundation is now in place for an exciting future for Veracyte.

Our key accomplishments for 2018 include:

•	Revenue growth of 28%, from $72.0 million in 2017 to $92.0 million in 2018;

•	Growth in genetic test volume of 22%, from 26,026 in 2017 to 31,710 in 2018;

•
Establishing a long-term strategic collaboration with Johnson & Johnson Innovation, LLC and Johnson & Johnson’s Lung Cancer Initiative to advance diagnostics, including a nasal swab test, for early lung cancer detection, and a research collaboration with Loxo Oncology, to advance its development of therapies for patients with genetically defined cancers, including thyroid cancer; and

•	Receiving draft Medicare coverage for the Envisia Genomic Classifier through the MolDX program, with final coverage received in March 2019.
This strong financial and operational performance has translated into strong returns for our stockholders as well, with total stockholder return of 93% in 2018.

Approach to Executive Compensation

We have designed our executive compensation program to reward our executive officers, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive environment in which we operate. We believe in providing competitive compensation packages consisting of a combination of base salary, an annual cash bonus, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We believe the approach that has been adopted by our compensation committee, with an emphasis on variable cash compensation and equity awards, enables us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

Our compensation committee, which is solely comprised of independent members of our board of directors, is primarily responsible for setting the compensation of our named executive officers. The independent members of our board of directors approves the compensation of our Chief Executive Officer based on a recommendation of the compensation committee. Our compensation committee retains, and does not delegate, any of its responsibility to determine executive compensation. In carrying out its responsibility to set executive officer compensation, our compensation committee considers input from our management and the committee’s independent compensation consultant. Our compensation committee also annually assesses the performance of our Chief Executive Officer and other executives. In addition, our compensation committee acts on behalf of the board of directors to oversee the compensation policies and practices applicable to all our employees, including the administration of our equity plans.

For 2018, our compensation committee engaged Radford to provide an analysis of executive pay, including equity compensation, and an evaluation of the type of equity instruments being awarded. The compensation committee analyzes competitive market data on executive compensation levels and practices. This data is drawn from a select group of peer companies, as well as compensation survey data.

In September 2017, the compensation committee, with the assistance of Radford, developed a group of peer companies, as detailed below, to be used as a reference for market positioning and assessing competitive market compensation practices when making decisions for 2018 compensation. In developing this peer group, consideration was given to our industry sector and company size (based on revenue and market capitalization).

These companies were selected based on applying a revenue filter of $35.0 million to $300.0 million to reflect businesses of a similar scope and organization maturating, based on the most-recent four quarters at that time. In addition to revenue, the compensation committee considered each peers market capitalization in a range of $100.0 million and $1.0 billion. The committee included peer's that were deemed to be direct product and talent competitors that may have fallen outside of these ranges. The final list included 19 publicly-traded companies that were used by Radford for capturing market information on pay levels, pay mix and equity dilution, to help inform the committee decisions in 2018:

CareDx	Cutera	Enzo Biochem
Exact Sciences	Fluidigm	Foundation Medicine
GenMark Diagnostics	Genomic Health	Intersect ENT
Invitae	Luminex	Nanostring Technologies
Natera	NeoGenomics	OraSure Technologies
Oxford Immunotec Global	Pacific Biosciences of California	Quildel
T2 Biosystems

This peer group was used by the compensation committee in connection with its annual review of our executive compensation program in 2018. Specifically, the compensation committee reviewed the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data provided by Radford, to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. Rather than applying a specific formula or targeting a specific percentile, the compensation committee referenced this market data to set a range of compensation as one input into its determination. In addition to market data, the committee considered the criticality of the role, performance, experience, internal comparisons and the affordability of the plans when making final pay decisions for each of our named executive officers. The compensation committee then evaluated how our pay practices and the compensation levels of our named executive officers compared to the competitive market.

The principal elements of our executive compensation program are base salary, an annual cash bonus and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. In addition to the payment of salaries that it believes are competitive and assist in the retention of our executive officers, our compensation committee believes that a significant portion of our executive officers’ cash compensation should be “at risk” and tied to corporate performance. For further discussion of our annual cash incentive plan for 2018, and the annual revenue, product development, and reimbursement goals to which it was tied, see the section titled “-Annual Performance-Based Cash Incentives” below. Equity-based compensation aligns the interests of our executive officers and stockholders to increase the value of our common stock. In 2018, equity awards were granted to our named executive officers in the form of stock options, restricted stock units (“RSUs”) that vest based on the executive officer’s continued service with us over time and performance-based restricted stock units (“PSUs”) that are earned and settle into shares of our common stock based on our achievement of one or more pre-established performance objectives and the executive officer’s continued service with us over time. We believe that the combination of time-based and performance-based vesting provisions help focus our named executive officers on long-term performance, drive achievement of specific company performance goals, provide alignment with our stockholders' interests, and provide retention. For further discussion of 2018 equity awards and the PSU performance metrics, see the section titled “-Equity Awards” below.

Executive Compensation Tables
The following table sets forth information concerning the total compensation our chief executive officer and two other highest paid executive officers other than the chief executive officer, who we refer to as our named executive officers, earned for services rendered to us in all capacities during the year ended December 31, 2018. For 2018, our named executive officers were Bonnie Anderson, our Chairman and Chief Executive Officer, Christopher M. Hall, our Chief Operating Officer and President, and Keith Kennedy, our Chief Financial Officer and Secretary.

Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our named executive officers for 2017 and 2018.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Performance Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Other ($)(2)	Total ($)
Bonnie H. Anderson	2018	550,000	688,590	179,400	897,000	514,250	2,000	2,831,240
Chairman and Chief Executive Officer	2017	550,000	1,441,128	—	—	220,000	2,000	2,213,128
Christopher M. Hall	2018	415,000	337,409	87,906	448,500	287,600	2,000	1,578,415
Chief Operating Officer and President	2017	415,000	371,904	181,000	—	114,100	2,000	1,084,004
Keith Kennedy (3)	2018	400,000	236,416	61,594	299,000	266,200	202,899	1,466,109
Chief Financial Officer and Secretary	2017	400,000	92,976	—	—	100,000	199,709	792,685

(1)
Amounts represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Topic 718 for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. There can be no assurance that option awards will be exercised or that RSUs or PSUs will settle (in which case no value will be realized by the individual) or that the value on exercise of options or settlement of RSUs or PSUs will approximate the fair value as computed in accordance with Topic 718. We computed the grant date fair value of PSU awards based on our achievement of the PSU awards' performance conditions at 100% of target, which was the probable outcome of the performance conditions as of December 31, 2018. The PSUs do not have staggered levels of achievement.

(2)
Other income includes matching contributions to 401(k) plans in an amount up to $2,000 per year. Other income for Mr. Kennedy also includes assistance with travel and living expenses associated with his commuting to our executive offices in South San Francisco, California as described in footnote (3) below.

(3)
Pursuant to the terms of his employment agreement, Mr. Kennedy is entitled to travel and living expense assistance in connection with his commuting to our executive offices in South San Francisco, California. In 2018 and 2017, these amounts totaled $200,899 and $197,709, respectively, for reimbursed expenses for airline travel, parking, transportation and related travel incidentals, and living expense and tax gross-up paid for such expenses.

Salary

Base salaries serve to provide fixed cash compensation to our executive officers for performing their ongoing responsibilities. Base salaries for our executive officers are approved upon joining the company by the compensation committee, and then reviewed and adjusted, as appropriate, by the compensation committee on an annual basis, in consultation with Radford and based on consideration of the factors discussed above.

For 2018, the compensation committee (or, in the case of Ms. Anderson, the independent members of the board of directors, on the recommendation of the compensation committee) maintained the 2017 base salaries. Accordingly, as of December 31, 2018, the base salaries of our named executive officers were as follows: Ms. Anderson, $550,000, Mr. Hall, $415,000 and Mr. Kennedy, $400,000.

Annual Performance-Based Cash Incentives
Historically, we have provided our executives with short-term, performance-based annual incentives through our annual cash incentive program. We believe that annual incentives:

•	hold executives accountable;

•	align the interests of our company, executives and investors;

•	enable us to achieve and exceed financial goals;

•	attract and retain the top talent in the industry; and

•	recognize and reward individuals for contributing to our company’s success.

2018 Bonus Plan Incentive Opportunities
Each of our named executive officers participated in our 2018 corporate bonus plan. Executive officers that participate in this plan have an established annual incentive target, which is equal to a percentage of their base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus pool funding, our performance and any adjustments for individual performance. For 2018, our named executive officers had the following annual cash incentive opportunities:

Executive	Target Annual Incentive (as % of base salary)
Bonnie H. Anderson	85%
Christopher M. Hall	60%
Keith Kennedy	55%

2018 Bonus Plan Awards
In February 2018, the independent members of our board of directors, on the recommendation of the compensation committee, approved corporate goals for 2018 relating to our 2018 corporate bonus plan. Under the plan, eligible employees, including our named executive officers, were eligible to receive annual incentive compensation if we achieved the corporate goals approved by our board of directors, as described in the table below. With respect to our named executive officers, the bonus pool could be funded from 0% to 142% based upon achieving certain annual revenue, product development, and reimbursement goals.
Actual awards under the plan could either exceed or be less than the targets established, as determined by the independent members of our board of directors at their discretion based on the recommendation of the compensation committee and based on corporate and individual performance.
In February 2019, the independent members of our board of directors, on the recommendation of the compensation committee, approved cash bonus awards for 2018 performance under our 2018 corporate bonus plan. The independent members of our board of directors and compensation committee considered the achievements of the corporate goals under the plan as well our performance and individual performance in determining the amounts to be paid. Based on this review, the independent members of our board of directors and compensation committee approved awards to our named executive officers as follows:

Opportunity				Actual
Executive	2018 Base Salary	Target Bonus Percentage (as % of base salary)	Target Bonus ($)	2018 Earned Award	As a % of Target
Bonnie H. Anderson	$550,000	85%	$467,500	$514,250	110%
Christopher M. Hall	$415,000	60%	$249,000	$287,600	116%
Keith Kennedy	$400,000	55%	$220,000	$266,200	121%

Equity Awards
A significant portion of executive pay is delivered as long-term incentives, or equity awards, which are designed to align executive officers’ interests with stockholder interests, promote retention through the reward of long-term company performance, and encourage ownership in our company. Equity awards are designed to encourage high performance by and long-term tenure for executive officers, thereby strongly aligning executive officers’ interests with the interests of our stockholders. Each of our named executive officers currently holds outstanding equity awards, as set forth in the “—2018 Outstanding Equity Awards at Fiscal Year-End” table below.
We have historically used equity awards in the form of stock options and RSUs, both vesting over time. In 2018, we also granted PSUs to our named executive officers to further incentivize our executives to drive long-term growth and promote alignment of our stockholders’ interests with the financial interests of our executives. The compensation committee believes that PSUs provide an appropriate long-term incentive for our executive officers, as PSUs reward our executive officers only to the extent those performance measures are met. We believe that stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant and vest over a four-year period, provide an appropriate long-term incentive for our executive officers, since the stock options reward them only to the extent that our stock price increases. Likewise, we believe that RSU awards reward our executive officers with long-term stock price appreciation while simultaneously helping us retain our executive officers, as restricted stock units provide some value to the recipient even if the market price of our common stock declines.

The compensation committee determines the size of equity grants by considering the executive officer’s position and market data of our peer group companies as provided by Radford. The compensation committee also takes into consideration each named executive officer’s recent performance history, his or her potential for future responsibility and criticality of his or her work to the long-term success of our company. The compensation committee has the discretion to give relative weight to each of these factors as it sets the size of the equity grant to appropriately create an opportunity for reward based on increasing stockholder value.
In March 2018, the compensation committee and the independent members of the board of directors, on the recommendation of the compensation committee, approved grants of equity awards to the named executive officers in the following amounts:
2018 Equity Grants

Executive	Stock Options	RSUs	PSUs
Bonnie H. Anderson	225,000	30,000	150,000
Christopher M. Hall	110,250	14,700	75,000
Keith Kennedy	77,250	10,300	50,000
Employment Arrangements
Bonnie H. Anderson
We entered into an employment agreement with Ms. Anderson, our co-founder and Chief Executive Officer, on February 15, 2008, as amended on December 22, 2008 and March 11, 2009. The agreement provides for base salary, subject to periodic review.  Under the employment agreement, Ms. Anderson is also eligible to earn a bonus based on criteria and terms and conditions as may be established by our board of directors and a grant of restricted stock. We have also entered into a change of control and severance agreement with Ms. Anderson that provides for certain payments and benefits upon a qualifying termination of employment. See “-Potential Payments upon Termination or Change in Control” below for more information.
Christopher M. Hall
We entered into an offer letter with Mr. Hall, our President and Chief Operating Officer, on January 27, 2010. This offer letter provides for a base salary, subject to periodic review.  Under the offer letter, Mr. Hall is also eligible to earn a bonus based on specified criteria and an option grant.  We have also entered into a change of control and severance agreement with Mr. Hall that provides for certain payments and benefits upon a qualifying termination of employment. See “-Potential Payments upon Termination or Change in Control” below for more information.  Mr. Hall informed us of his intention to retire from his positions as President and Chief Operating Officer on July 1, 2019.
Keith Kennedy
We entered into an offer letter with Mr. Kennedy, our Chief Financial Officer, on November 17, 2016. This offer letter provides for a base salary, subject to periodic review.  Under the offer letter, Mr. Kennedy is also eligible to earn a bonus based on specified criteria and an option grant.  We have also entered into a change of control and severance agreement with Mr. Kennedy that provides for certain payments and benefits upon a qualifying termination of employment. See “-Potential Payments upon Termination or Change in Control” below for more information.
Potential Payments upon Termination or Change in Control
We have entered into change of control and severance agreements with each of our named executive officers, which were most recently amended in October 2018.
Each of these agreements has an initial term of four years, which term automatically renews for additional one‑year periods unless either party provides written notice of non-renewal at least 60 days prior to the date of automatic renewal and which term extends for one year from a “change of control,” as defined in the agreement, if such change of control occurs within the final 12 months of the initial term or the term as extended through automatic renewal.
Outside of a Change in Control. Pursuant to each of the agreements, if the named executive officer is terminated by us without “cause” (as defined in the agreement), or terminates his or her employment for “good reason” (as defined in the agreement), each outside the period beginning two months prior to and ending 12 months following a change of control, or the “change of control period” (as defined in the agreement), he or she is entitled to the following benefits:
Ms. Anderson: (i) 12 months of salary continuation from the termination date, (ii) a lump sum payment equal to her prorated annual bonus for performance up to the end of the applicable performance period and (iii) accelerated vesting equal to 50% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance; provided, however that the PSU granted in March 2018 is not eligible for this accelerated vesting if its performance period has not yet been completed) along with the extension of the post-termination exercise period of such awards to 24 months after the termination date.
Mr. Kennedy and Mr. Hall: six months of salary continuation from the termination date.
During Change in Control Period. Pursuant to each of these agreements, if the named executive officer is terminated by us without cause, or terminates his or her employment for good reason each during the change of control period, he or she is entitled to the following benefits:
Ms. Anderson: (i) a lump sum severance payment equal to 24 months of salary from the termination date, (ii) a lump sum payment equal to 200% of the highest of her (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance).
Mr. Kennedy and Mr. Hall: (i) a lump sum severance payment equal to 18 months of salary from the termination date, (ii) a lump sum payment equal to 150% the highest of his or her (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance).
Further, in either of the above situations the named executive officer will also be reimbursed (or receive payments in lieu of such reimbursements) if he or she elects and pays to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, for any premiums paid for continued health benefits for the executive and his or her eligible dependents until the earlier of (i) the end of the salary continuation period date or (ii) the date upon which the executive and his or her eligible dependents become covered under similar plans.
The receipt of the above described benefits is subject to the named executive officer executing a release of certain claims against us.
Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

Say-on-Pay Vote and Say-on-Pay Frequency Vote
As we are no longer considered an “emerging growth company” as defined under the JOBS Act, we will be holding our first non-binding stockholder advisory vote on the compensation of our named executive officers (a “Say-on-Pay” vote) at the Annual Meeting. In addition, we will be holding a non-binding stockholder advisory vote enabling our stockholders to indicate how frequently they believe we should seek a “Say-on-Pay” vote in the future (a “Say-on-Pay Frequency” vote). We value the opinions of our stockholders and the compensation committee and the board of directors will consider the outcome of future stockholder advisory votes, including the vote which will take place at the Annual Meeting, when we make compensation decisions for the named executive officers. For additional information about the Say-on-Pay vote and the Say-on-Pay Frequency vote, see “Proposal 3 and Proposal 4, respectively, below.

2018 Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning the outstanding and unexercised stock options, outstanding RSUs and outstanding PSUs that have not vested for each named executive officer as of December 31, 2018.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Awards: Number of Unearned Shares or Units of Stock That Have Not Vested	Equity Awards: Market Value or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)
Bonnie H. Anderson	9/28/2010	7,526		—		$2.36	9/27/2020
	2/23/2011	18,125	(2)	—		$2.36	2/22/2021
	3/10/2012	32,782	(2)	—		$2.68	3/9/2022
	3/10/2012	104,531		—		$2.68	3/9/2022
	2/5/2013	125,000		—		$4.00	2/4/2023
	2/5/2013	24,112	(2)	—		$4.00	2/4/2023
	2/19/2014	140,000		—		$14.34	2/18/2024
	3/2/2015	210,937		14,063		$8.86	3/1/2025
	3/14/2016	154,687		70,313		$5.61	3/13/2026
	3/3/2017	135,625		174,375		$9.05	3/2/2027
	3/2/2018	—		225,000		$5.98	3/1/2028
	3/2/2018	—		—		—	—	30,000	$377,400	(3)
	3/2/2018										150,000	$1,887,000	(4)

Christopher M. Hall	3/10/2012	17,927		—		$2.68	3/9/2022
	2/5/2013	31,250		—		$4.00	2/4/2023
	2/5/2013	11,767	(2)	—		$4.00	2/4/2023
	2/19/2014	70,000		—		$14.34	2/18/2024
	9/16/2014	40,000		—		$10.45	9/15/2024
	3/2/2015	75,000		5,000		$8.86	3/1/2025
	3/1/2016	58,435		26,565		$6.45	2/28/2026
	3/3/2017	35,000		45,000		$9.05	3/2/2027
	3/3/2017	—		—		—	—	13,333	167,729	(3)
	3/2/2018	—		110,250		$5.98	3/1/2028
	3/2/2018							14,700	184,926	(3)
	3/2/2018										75,000	943,500	(4)

Keith Kennedy	12/6/2016	33,333		66,667	(5)	$7.47	12/5/2026
	3/3/2017	8,750		11,250		$9.05	3/2/2027
	3/2/2018	—		77,250		$5.98	3/1/2028
	3/2/2018							10,300	129,574	(3)
	3/2/2018										50,000	629,000	(4)

(1)
Except as otherwise noted, options become exercisable as to 25% of the shares on the first anniversary of the grant date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the options each month thereafter. The options have a term of ten years, subject to earlier termination upon termination of employment. The options are subject to acceleration upon certain specified events; for more information, see “-Potential Payments upon Termination or Change in Control” above.

(2)	The option was fully vested on the date of grant.

(3)
Based on a price of $12.58 per share, which was the closing price per share of our common stock as reported by The Nasdaq Global Market on December 31, 2018. Except as otherwise noted, RSUs vest and settle as to 25% of the units on the first anniversary of the grant date, and the remaining RSUs vest and settle at a rate of 1/16th of the total number of shares subject to the units each quarter thereafter. The RSUs are subject to acceleration upon certain specified events; for more information, see “-Potential Payments upon Termination or Change in Control” above.

(4)
Based on a price of $12.58 per share, which was the closing price per share of our common stock as reported by The Nasdaq Global Market on December 31, 2018, and assuming the PSU awards' performance conditions are achieved at 100% of target, which was the probable outcome of the performance conditions on December 31, 2018. The PSUs do not have staggered levels of achievement. PSUs are subject to achievement of performance metrics as of December 31, 2019, as discussed above. 50% of the total number of PSUs will vest upon the certification of achievement of the performance metrics and 50% of the total number of PSUs will vest on the one-year anniversary of such date, subject to the continued service of the applicable executive. The PSUs are subject to acceleration upon certain specified events; for more information, see “-Potential Payments upon Termination or Change in Control” above.

(5)	The vesting commencement date is December 6, 2017, with 1/36th of the total number of shares subject to the option vesting each month for the following 36 months.

In February 2019, our board of directors, after determination of overall executive compensation by our independent members of the board of directors and upon the recommendation of the compensation committee, approved equity awards to the named executive officers in the following amounts: Ms. Anderson, 225,000 stock options and 30,000 restricted stock units; and Mr. Kennedy, 60,000 stock options and 40,000 restricted stock units. Mr. Hall received no such awards due to the announcement of his upcoming retirement in July 2019. The stock options become exercisable as to 25% of the shares on the first anniversary of the grant date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the options each month thereafter. The stock options have a term of ten years, subject to earlier termination in certain events relating to termination of employment. Ms. Anderson’s restricted stock units vest and settle as to 25% of the shares on March 2, 2020 and the remaining shares vest and settle at a rate of 1/16th of the total number of shares subject to the options each quarter thereafter. For Mr. Kennedy, 8,000 restricted stock units vest and settle as to 25% of the shares on March 2, 2020 and the remaining shares vest and settle at a rate of 1/16th of the total number of shares subject to the options each quarter thereafter and 32,000 restricted stock units vest and settle as to 25% on February 28, 2021 and 75% on February 28, 2022.
Equity Compensation Plan Information
The following table provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2018:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by security holders	6,985,258 (2)	$7.95	1,881,077 (3)
Equity compensation plans not approved by security holders	—	—	—
Total	6,985,258	$7.95	1,881,077

(1) The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of performance stock units and restricted stock units, since such units have no exercise price.

(2) Excludes purchase rights accruing under the Employee Stock Purchase Plan.

(3) Consists of 1,571,658 shares available for issuance under our 2008 Stock Plan and 2013 Stock Incentive Plan, and 309,419 shares available for purchase under our Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee acts pursuant to a written charter that was adopted by the board of directors in October 2013, effective in November 2013 and amended in August 2017. Each member of the audit committee qualifies as “independent” under the current listing requirements of The Nasdaq Stock Market.
In performing its functions, the audit committee acts in an oversight capacity and necessarily relies on the work and assurances of Veracyte’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of Veracyte’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that Veracyte’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of Veracyte’s internal control over financial reporting.
Within this framework, the audit committee has reviewed and discussed with management Veracyte’s audited financial statements as of and for the year ended December 31, 2018. The audit committee has also discussed Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.” In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in Veracyte’s Annual Report on Form 10-K for the year ended December 31, 2018.

Audit Committee

John L. Bishop
Karin Eastham
Kevin K. Gordon (Chair)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of common stock beneficially owned on March 31, 2019, by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our named executive officers and directors; and

•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 41,638,022 shares of common stock outstanding at April 12, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2019, the Record Date for the Annual Meeting. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Except as otherwise set forth below, the address of each beneficial owner is 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Versant Ventures(2)	3,616,221	8.3%
ARK Investment Management LLC(3)	3,493,255	8.0%
Blackrock, Inc.(4)	2,981,669	6.8%

Directors and Executive Officers:
Bonnie H. Anderson(5)	1,161,116	2.7%
John L. Bishop(6)	55,000	*
Fred E. Cohen, M.D., D.Phil.(7)	40,000	*
Karin Eastham(8)	93,227	*
Robert S. Epstein, M.D., M.S.(9)	55,000	*
Kevin K. Gordon (10)	31,145	*
Evan Jones(11)	279,653	*
Tina S. Nova, Ph.D.(12)	50,625	*
Jesse I. Treu, Ph.D.(13)	1,274,930	2.9%
Christopher M. Hall(14)	404,739	*
Keith Kennedy(15)	104,410	*
All directors and executive officers as a group (12 persons)(16)	3,629,493	8.3%

*	Less than 1%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise indicated, shares are owned of record and beneficially by the named person.

(2)
Based on a Schedule 13G/A filed on February 10, 2016, consists of (i) 3,594,989 shares held by Versant Venture Capital III, L.P. and (ii) 21,232 shares held by Versant Side Fund III, L.P. Versant Ventures III, LLC, the sole general partner of Versant Venture Capital III, L.P. and Versant Side Fund III, L.P., has voting and dispositive power with respect to these shares. The individual managing directors and/or members of Versant Ventures III, LLC are Brian G. Atwood, Bradley J. Bolzon, Samuel D. Colella, Ross A. Jaffe, William J. Link, Barbara N. Lubash, Donald B. Milder, Robin L. Praeger, Rebecca B. Robertson and Charles M. Warden, all of whom share voting and dispositive power with respect to these shares. The address of the entities and individuals affiliated with Versant Ventures is One Sansome Street, Suite 3630, San Francisco, California 95104.

(3)
Based on a Schedule 13G filed on February 14, 2019, ARK Investment Management LLC has sole voting and dispositive power with respect to 3,466,370 shares and share voting and dispositive power with respect to 26,885 shares. The address of ARK Capital Management LLC is 3 East 28th Street, 7th Floor, New York, NY, 10016.

(4)
Based on a Schedule 13G filed on February 7, 2019, Blackrock, Inc. has sole voting with respect to 2,805,057 shares and dispositive power with respect to 2,981,669 shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY, 10055.

(5)
Consists of (i) 42,792 shares of our common stock held by Ms. Anderson, (ii) options to purchase 1,019,239 shares of our common stock held by Ms. Anderson which are exercisable within 60 days of March 31, 2019, and (iii) 99,085 of our common stock held by the Bonnie H. Anderson Living Trust.

(6)	Consists of options to purchase 55,000 shares of our common stock held by Mr. Bishop which are exercisable within 60 days of March 31, 2019.

(7)	Consists of 40,000 options to purchase shares of our common stock held by Dr. Cohen which are exercisable within 60 days of March 31, 2019.

(8)
Consists of (i) options to purchase 80,000 shares of our common stock held by Ms. Eastham which are exercisable within 60 days of March 31, 2019 and (ii) 13,227 shares held by the Karin Eastham Defined Benefit Plan.

(9)	Consists of options to purchase 55,000 shares of our common stock held by Dr. Epstein which are exercisable within 60 days of March 31, 2019.

(10)	Consists of options to purchase 31,145 shares of our common stock held by Mr. Gordon which are exercisable within 60 days of March 31, 2019.

(11)
Consists of options to purchase 50,000 shares of our common stock which are exercisable within 60 days of April 12, 2019, ownership of 25,000 shares of common stock and 204,653 shares held by jVen Capital, LLC, of which Mr. Jones is Managing Member.

(12)	Consists of options to purchase 50,625 shares of our common stock held by Dr. Nova which are exercisable within 60 days of March 31, 2019.

(13)
Based on a Form 4 filed on March 4, 2019, consists of (i) 1,231,647 shares are held by Domain Partners VIII, L.P., (ii) 1,642 shares held by Mr.  Treu and (iii) 1,641 shares held by Treu Associates, L.P. Also includes options to purchase 40,000 shares of our common stock held by Mr. Treu which are exercisable within 60 days of March 31, 2019.  The managing members of One Palmer Square Associates VIII, L.L.C., the general partner of Domain Partners VIII, L.P., share voting and dispositive power with respect to the shares held by Domain Partners VIII, L.P. The managing members of One Palmer Square Associates VIII, L.L.C. are Mr. Treu, James C. Blair, Brian H. Dovey, Brian K. Halak and Nicole Vitullo. Each of Mr. Treu, James C. Blair, Brian H. Dovey, Brian K. Halak and Nicole Vitullo disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein. The general partners of Treu Associates, L.P. are Jesse I. Treu and Marissa Treu. The address for the entities and individuals affiliated with Domain Partners and Treu Associates L.P. is 202 Carnegie Center, Suite 104, Princeton, New Jersey 08540.

(14)
Consists of (i) 11,023 shares of our common stock held by Mr. Hall and (ii) options to purchase 393,716 shares of our common stock held by Mr. Hall which are exercisable within 60 days of March 31, 2019.

(15)
Consists of (i) 23,825 shares of our common stock held by Mr. Kennedy and (ii) options to purchase 80,585 shares of our common stock held by Mr. Kennedy which are exercisable within 60 days of March 31, 2019.

(16)	Consists of (i) 1,656,072 shares of our common stock and (ii) options to purchase 1,973,421 shares of our common stock which are exercisable within 60 days of March 31, 2019.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2019. Ernst & Young LLP has audited our financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
The following table presents fees billed for professional audit services and other services rendered to us by Ernst & Young LLP for 2017 and 2018.

	Year Ended December 31,
	2018	2017
Audit Fees(1)	$1,097,000	$702,000
Tax Fees(2)	$—	$—
All Other Fees(3)	$47,865	$1,910
Total	$1,144,865	$703,910

(1)
Audit fees include fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Tax fees consist of federal and state tax compliance and planning, tax advice and preparation of tax returns.

(3)	Other fees consist of consultations not related to audit or tax fess and access to an online accounting literature database.

Pre-approval Policies and Procedures
Our audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.
Required Vote

Ratification will require the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.

The Board of Directors Recommends a Vote “FOR” Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the shares of common stock present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors Recommends a Vote “FOR” Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers.

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the rules of the SEC, we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers. This non-binding advisory vote must be submitted to stockholders at least once every six years.
You have four choices for voting on this proposal. You can choose whether future non-binding advisory votes on the compensation of our named executive officers should be conducted every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” You may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the meeting will be deemed to be the preferred frequency option of our stockholders.
After careful consideration, our board of directors recommends that future non-binding advisory votes on the compensation of our named executive officers be held every year so that stockholders may express annually their views on our executive compensation program.
Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our named executive officers.
The Board of Directors Recommends to Hold Future Non-Binding Advisory Votes on the Compensation of our Named Executive Officers Every “ONE YEAR.”

ADDITONAL INFORMATION
Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our executive officers, directors and greater than 10% stockholders complied on a timely basis with all Section 16(a) filing requirements applicable to them with respect to transactions during 2018.

Stockholder Proposals for the 2020 Annual Meeting

If a stockholder wishes to present a proposal to be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by our Secretary no later than December 25, 2019. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail - Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2020 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice by February 11, 2020 and no later than March 12, 2020, or not more than 120 days nor less than 90 days prior to the first anniversary date of the preceding year’s annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 10th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

“Householding” - Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge by calling (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

OTHER MATTERS
The board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by telephone, the internet, or by signing and mailing the enclosed proxy or voting instruction form promptly.
Our Annual Report on Form 10-K for the year ended December 31, 2018 has been provided with this Proxy Statement. We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of our common stock on the close of business on the Record Date, copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable per page fee. Written requests should be sent to: Investor Relations, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. Our Annual Report on Form 10-K and exhibits are also available at https://www.sec.gov/Archives/edgar/data/1384101/000138410119000010/vcyt-12312018x10k.htm#s32B0305B6606559982E88FAE01A8E58A.

veracyte

c/o BROADRIDGE
PO BOX 1342
BRENTWOOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. The election of two Class III directors to serve until the 2022 Annual Meeting or until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Karin Eastham 02 Kevin K. Gordon

The Board of Directors recommends you vote "FOR" the following proposals:

The Board of Directors recommends you vote "1 YEAR" on the following proposal:

	1 year	2 years	3 years	Abstain
4. The selection, on a non-binding advisory basis, whether future advisory votes on the compensation paid by us to our named executive officers should be held every one, two or three years.	☐	☐	☐	☐

NOTE: In his or her discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com .

VERACYTE, INC.

Annual Meeting of Stockholders
June 11, 2019 - 10:00 AM

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Bonnie H. Anderson and Keith Kennedy, and each of them, as proxies of the undersigned, with full power of substitution, to represent and to vote all the shares of common stock of Veracyte, Inc. ("Veracyte") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Veracyte to be held at 6000 Shoreline Court, Suite 300, South San Francisco, California, on June 11, 2019 at 10:00 a.m., and at any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions:

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1, the election of all of the nominees for director, FOR Proposal 2, FOR Proposal 3, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, FOR Proposal 4, selecting "ONE YEAR" as the frequency with which we will hold an advisory vote to approve the compensation paid by us to our named executive officers, and in accordance with the discretion of the proxies on any other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Continued and to be signed on reverse side

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